Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Registration Statement on Form S-1 of our report dated March 25, 2011, except as to Note 22, as to which the date is May 9, 2011, relating to the consolidated financial statements of SANUWAVE Health, Inc. (which report expresses an unqualified opinion and includes explanatory paragraphs referring to (i) the assumption that the Company will continue as a going concern and (ii) the restatement of the December 31, 2009 consolidated balance sheet and the consolidated statement of stockholders’ equity (deficit) at January 1, 2009 for a correction of an error), appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.
/s/ HLB Gross Collins, P.C.
Certified Public Accountants
Atlanta, Georgia
May 9, 2011